Exhibit 4.2

EXECUTION COPY

SERIES SUPPLEMENT

This SERIES SUPPLEMENT dated as of June 29, 2007 (this “Series Supplement”), by and between RSB BONDCO LLC, a limited liability company formed under the laws of the State of Delaware (the “Issuer”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation (“Deutsche Bank”), in its capacity as indenture trustee (the “Indenture Trustee”) for the benefit of the Secured Parties under the Indenture dated as of June 29, 2007, by and between the Issuer and Deutsche Bank, in its capacity as Indenture Trustee and in its separate capacity as a securities intermediary (the “Indenture”).

PRELIMINARY STATEMENT

Section 2.02 of the Indenture provides, among other things, that the Issuer and the Indenture Trustee may at any time and from time to time enter into one or more Series Supplements for the purposes of authorizing the issuance by the Issuer of a Series of Rate Stabilization Bonds and establishing the terms thereof.  The Issuer has duly authorized the creation of a Series of Rate Stabilization Bonds with an initial aggregate principal amount of $623,200,000 to be known as RSB BondCo LLC Rate Stabilization Bonds, Series A (the “Series A Rate Stabilization Bonds”), and the Issuer and the Indenture Trustee are executing and delivering this Series Supplement in order to provide for the creation of the Series A Rate Stabilization Bonds.

All terms used in this Series Supplement that are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined or modified in this Series Supplement or the context clearly requires otherwise.  In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Series Supplement shall govern.

GRANTING CLAUSE

With respect to the Series A Rate Stabilization Bonds, the Issuer hereby Grants to the Indenture Trustee, as Indenture Trustee for the benefit of the Secured Parties of the Series A Rate Stabilization Bonds, all of the Issuer’s right, title and interest (whether now owned or hereafter acquired or arising) in and to the following (collectively, the “Series A Rate Stabilization Bond Collateral”): (a) the Rate Stabilization Property created under and pursuant to the Applicable Qualified Rate Order, and transferred by the Seller to the Issuer pursuant to the Sale Agreement (including, to the fullest extent permitted by law, the right to impose, collect and receive Qualified Rate Stabilization Charges, all revenues, collections, claims, rights, payments, money or proceeds of or arising from the Qualified Rate Stabilization Charges authorized in the Applicable Qualified Rate Order and any Tariffs filed pursuant thereto and any contractual rights to collect such Qualified Rate Stabilization Charges from Customers and Third-Party Collectors), (b) all Qualified Rate Stabilization Charges related to such Rate Stabilization Property, (c) the Sale Agreement and each Bill of Sale executed in connection therewith and all property and interests in property transferred under the Sale Agreement and such Bills of Sale with respect to such Rate Stabilization Property and the Series A Rate Stabilization Bonds, (d) the Servicing Agreement, the Administration Agreement and any subservicing, agency, administration, collection or other agreements executed in connection therewith, to the extent related to the foregoing Rate Stabilization Property and the Series A Rate Stabilization Bonds, (e) the Collection Account for such Series, all subaccounts thereof and all amounts of cash, instruments, investment property or other assets on deposit therein or credited thereto from time to time and all financial assets and securities entitlements carried therein or credited thereto, (f) all rights to compel the Servicer to file for and obtain adjustments to the Qualified Rate Stabilization Charges in accordance with Section 7-531 of the Rate Stabilization Law, the Applicable Qualified Rate Order or any Tariff filed in connection therewith, (g) all deposits, guarantees, surety bonds, letters of credit and other forms of credit support provided by or on behalf of Third-Party Collectors pursuant to such Applicable Qualified Rate Order or Tariff, including investment earnings thereon and all amounts on deposit in the TPC Deposit Accounts, (h) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, whether such claims, demands, causes and choses in action constitute Rate Stabilization Property, accounts, general intangibles, instruments, contract rights, chattel paper or proceeds of such items or any other form of property, (i) all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters of credit, letters-of-credit rights, money, commercial tort claims and supporting obligations related to the foregoing, and (j) all payments on or under, and all proceeds in respect of, any or all of the foregoing; it being understood that the following do not constitute Series A Rate Stabilization Bond Collateral: (i) following retirement of all Outstanding Series of Rate Stabilization Bonds, cash that has been released pursuant to Section 8.04(c) of the Indenture, (ii) amounts deposited with the Issuer on any Series Issuance Date, including the Closing Date, for payment of costs of issuance with respect to the related Series (together with any interest earnings thereon) and (iii) the Initial Capital Contribution by the Member to the Issuer pursuant to Section 2.01 of the LLC Agreement, it being understood that such amounts described in clauses (i),(ii) and (iii) above shall not be subject to Section 3.17 of the Indenture.

The foregoing Grant is made in trust to secure the payment of principal of and premium, if any, interest on, and any other amounts owing in respect of, the Series A Rate Stabilization Bonds and all fees, expenses, counsel fees and expenses and other amounts due and payable to the Indenture Trustee (collectively, the “Secured Obligations”) equally and ratably without prejudice, priority or distinction, except as expressly provided in the Indenture, to secure compliance with the provisions of the Indenture with respect to the Series A Rate Stabilization Bonds, all as provided in the Indenture and to secure the performance by the Issuer of all of its obligations under the Indenture.  The Indenture and this Series Supplement constitutes a security agreement within the meaning of the Rate Stabilization Law and under the UCC to the extent that the provisions of the UCC are applicable hereto.  In addition, the Issuer shall cause the filing of one or more financing statements to evidence the security interest of the Indenture Trustee in the Series A Rate Stabilization Bond Collateral.

The Indenture Trustee, as indenture trustee on behalf of the Secured Parties of the Series A Rate Stabilization Bonds, acknowledges such Grant and accepts the trusts under this Series Supplement and the Indenture in accordance with the provisions of this Series Supplement and the Indenture.

SECTION 1.  Designation.  The Series A Rate Stabilization Bonds shall be designated generally as the Rate Stabilization Bonds, Series A and further denominated as Tranches A-1 through A-3.

SECTION 2.  Initial Principal Amount; Rate Stabilization Bond Interest Rate; Scheduled Final Payment Date; Final Maturity Date.  The Series A Rate Stabilization Bonds of each Tranche shall have the initial principal amount, bear interest at the rates per annum (as to each Tranche, the “Rate Stabilization Bond Interest Rate”) and shall have the Scheduled Final Payment Dates and the Final Maturity Dates set forth below:

Tranche	Initial Principal Amount	Rate Stabilization Bond Interest Rate	Scheduled Final Payment Date	Final Maturity Date
Tranche A-1	$284,000,000	5.47%	10/1/2012	10/1/2014
Tranche A-2	$220,000,000	5.72%	4/1/2016	4/1/2018
Tranche A-3	$119,200,000	5.82%	4/1/2017	6/28/2019

The Rate Stabilization Bond Interest Rate shall be computed on the basis of a 360-day year of twelve (12) 30-day months.

SECTION 3.  Authentication Date; Payment Dates; Expected Amortization Schedule for Principal; Periodic Interest; No Premium; Other Terms.

(a)           Authentication Date.  The Series A Rate Stabilization Bonds that are authenticated and delivered by the Indenture Trustee to or upon the order of the Issuer on June 29, 2007 (the “Series Issuance Date”) shall have as their date of authentication June 29, 2007.

(b)           Payment Dates.  The Payment Dates for the Series A Rate Stabilization Bonds are April 1 and October 1 of each year or, if any such date is not a Business Day, the following Business Day, commencing on April 1, 2008 and continuing until the earlier of repayment of the Series A, Tranche A-3 Rate Stabilization Bonds in full and the Final Maturity Date for the Series A, Tranche A-3 Rate Stabilization Bonds.

(c)           Expected Amortization Schedule for Principal.  Unless an Event of Default shall have occurred and be continuing on each Payment Date, the Indenture Trustee shall distribute to the Holders of record as of the related Record Date amounts payable pursuant to Section 8.02(e) of the Indenture as principal, in the following order and priority: (1) to the holders of the Tranche A-1 Rate Stabilization Bonds, until the Outstanding Amount of such Tranche of Rate Stabilization Bonds thereof has been reduced to zero; (2) to the holders of the Tranche A-2 Rate Stabilization Bonds, until the Outstanding Amount of such Tranche of Rate Stabilization Bonds thereof has been reduced to zero; and (3) to the holders of the Tranche A-3 Rate Stabilization Bonds, until the Outstanding Amount of such Tranche of Rate Stabilization Bonds thereof has been reduced to zero; provided, however, that in no event shall a principal payment pursuant to this Section 3(c) on any Tranche on a Payment Date be greater than the amount necessary to reduce the Outstanding Amount of such Tranche of Rate Stabilization

Bonds to the amount specified in the Expected Amortization Schedule which is attached as Schedule A hereto for such Tranche and Payment Date.

(d)           Periodic Interest.  Periodic Interest will be payable on each Tranche of the Series A Rate Stabilization Bonds on each Payment Date in an amount equal to one-half of the product of (i) the applicable Rate Stabilization Bond Interest Rate and (ii) the Outstanding Amount of the related Tranche of Series A Rate Stabilization Bonds as of the close of business on the preceding Payment Date (or, with respect to the Initial Payment Date, the Outstanding Amount of the related Tranche of Series A Rate Stabilization Bonds on the Series Issuance Date) after giving effect to all payments of principal made to the Holders of the related Tranche of Series A Rate Stabilization Bonds on such preceding Payment Date.

(e)           Book-Entry Rate Stabilization Bonds.  The Series A Rate Stabilization Bonds shall be Book-Entry Rate Stabilization Bonds and the applicable provisions of Section 2.11 of the Indenture shall apply to such Rate Stabilization Bonds.

(f)           Waterfall Caps.

(i)           The amount payable with respect to the Series A Rate Stabilization Bonds pursuant to Section 8.02(e)(i) of the Indenture shall not exceed $850,000 annually.

(ii)           The amount payable with respect to the Series A Rate Stabilization Bonds pursuant to Section 8.02(e)(ii) of the Indenture shall not exceed on an annual basis (A) for so long as BGE is the Servicer, 0.05% of the aggregate initial principal amount of Series A Rate Stabilization Bonds, provided that BGE may seek approval from the PSC to recover from Customers, in accordance with the Financing Credit Order, any incremental costs it incurs to service the Rate Stabilization Property to the extent such incremental costs exceed 0.05% of the aggregate initial principal amount of Series A Rate Stabilization Bonds, and furtherprovided that such excess amount shall neither be considered an Operating Expense nor be paid out of the Collection Account or included in the calculation of True-Up Adjustments, or (B) if BGE is not the Servicer, 1.25% of the aggregate initial principal amount of Series A Rate Stabilization Bonds, provided, however, that BGE may seek approval from the PSC for a higher fee to be payable under Section 8.02(e)(ii) of the Indenture if it can reasonably demonstrate to the PSC that the services cannot be obtained under then-current market conditions for a fee of 1.25% of the aggregate initial principal amount of Series A Rate Stabilization Bonds.

(iii)           The amount payable for the Series A Rate Stabilization Bonds pursuant to Section 8.02(e)(iii) of the Indenture, shall not exceed $100,000 in the aggregate annually, provided that BGE may seek approval from the PSC to recover from Customers, in accordance with the Financing Credit Order, any incremental costs it incurs to provide administrative support services to the Issuer to the extent such incremental costs exceed $100,000, and furtherprovided that such excess amount shall neither be considered an Operating Expense nor be paid out of the Collection Account or included in the calculation of True-Up Adjustments.

(iv)           The amount payable with respect to the ordinary periodic Operating Expenses not described above pursuant to Section 8.02(e)(iv) shall not exceed $250,000 in the aggregate annually.

SECTION 4.  Minimum Denominations.  The Series A Rate Stabilization Bonds shall be issuable in the Minimum Denomination and in integral multiples  of $1,000 thereof.

SECTION 5.  Certain Defined Terms.  Article I of the Indenture provides that the meanings of certain defined terms used in the Indenture shall, when applied to the Rate Stabilization Bonds of a particular Series, be as defined in Appendix A to the Indenture.  Additionally, Article II of the Indenture provides that with respect to a particular Series of Rate Stabilization Bonds, certain terms will have the meanings specified in the related Series Supplement.  With respect to the Series A Rate Stabilization Bonds, the following definitions shall apply:

“Initial Payment Date” shall mean the first Payment Date for a Tranche of  Series A Rate Stabilization Bonds specified in the Expected Amortization Schedule which is attached as Schedule A hereto.

“Minimum Denomination” shall mean $100,000, or integral multiples of $1,000 in excess thereof, except for one Rate Stabilization Bond of each Tranche which may be of a smaller denomination.

 “Rate Stabilization Bond Interest Rate” has the meaning set forth in Section 2 of this Series Supplement.

“Payment Date” has the meaning set forth in Section 3(b) of this Series Supplement.

“Periodic Interest” has the meaning set forth in Section 3(d) of this Series Supplement.

“Series Issuance Date” has the meaning set forth in Section 3(a) of this Series Supplement.

SECTION 6.  Delivery and Payment for the Series A Rate Stabilization Bonds; Form of the Series  A Rate Stabilization Bonds.  The Indenture Trustee shall deliver the Series A Rate Stabilization Bonds to the Issuer when authenticated in accordance with Section 2.03 of the Indenture.  The Series  A Rate Stabilization Bonds of each Tranche shall be in the form of Exhibits A-1 through A-3 hereto.

SECTION 7.  Ratification of Agreement.  As supplemented by this Series Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Series Supplement, shall be read, taken, and construed as one and the same instrument.  This Series Supplement amends, modifies and supplements the Indenture only in so far as it relates to the Series A Rate Stabilization Bonds.

SECTION 8.  Counterparts.  This Series Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

SECTION 9. GOVERNING LAW.  THIS SERIES SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED THAT THE CREATION, ATTACHMENT AND PERFECTION OF ANY LIENS CREATED UNDER THE INDENTURE IN RATE STABILIZATION PROPERTY, AND ALL RIGHTS AND REMEDIES OF THE INDENTURE TRUSTEE AND THE HOLDERS WITH RESPECT TO SUCH RATE STABILIZATION PROPERTY, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND.

SECTION 10.  Issuer Obligation.  No recourse may be taken directly or indirectly, by the Holders with respect to the obligations of the Issuer on the Rate Stabilization Bonds, under the Indenture or under this Series Supplement or any certificate or other writing delivered in connection herewith or therewith, against (i) the Indenture Trustee or the Managers in their respective individual capacities, (ii) any owner of a limited liability company interest in the Issuer (including BGE) or (iii) any shareholder, partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee, the Managers or any owner of a limited liability company interest in the Issuer (including BGE) in its individual capacity, or of any successor or assign of any of them in their respective individual or corporate capacities, except as any such Person may have expressly agreed (it being understood that none of the Indenture Trustee, the Managers and BGE have any such obligations in their respective individual or corporate capacities).

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Series Supplement to be duly executed by their respective officers thereunto duly authorized as of the first day of the month and year first above written.

RSB BONDCO LLC, as Issuer
By:	/s/ Charles A. Berardesco
Name: Charles A. Berardesco Title: Secretary

Issuer Signature Page to Series Supplement

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely in its capacity as Indenture Trustee
By:	/s/ Eileen Hughes
Name: Eileen Hughes Title: Vice President
By:	/s/ Louis Bodi
Name: Louis Bodi Title: Vice President

Trustee Signature Page to Series Supplement

SCHEDULE A

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Payment Date	Tranche A-1	Tranche A-2	Tranche A-3
Series Issuance Date	$284,000,000	$220,000,000	$119,200,000
4/1/2008	$250,741,286	$220,000,000	$119,200,000
10/1/2008	$225,198,598	$220,000,000	$119,200,000
4/1/2009	$198,590,708	$220,000,000	$119,200,000
10/1/2009	$171,674,318	$220,000,000	$119,200,000
4/1/2010	$143,549,922	$220,000,000	$119,200,000
10/1/2010	$115,131,815	$220,000,000	$119,200,000
4/1/2011	$85,457,334	$220,000,000	$119,200,000
10/1/2011	$55,423,848	$220,000,000	$119,200,000
4/1/2012	$24,142,900	$220,000,000	$119,200,000
10/1/2012	$0	$212,419,156	$119,200,000
4/1/2013	$0	$179,418,862	$119,200,000
10/1/2013	$0	$145,855,662	$119,200,000
4/1/2014	$0	$110,970,180	$119,200,000
10/1/2014	$0	$75,433,398	$119,200,000
4/1/2015	$0	$38,549,788	$119,200,000
10/1/2015	$0	$925,060	$119,200,000
4/1/2016	$0	$0	$81,127,235
10/1/2016	$0	$0	$41,269,298
4/1/2017	$0	$0	$0

SCHEDULE A